Exhibit 99.1
news release

FOR IMMEDIATE RELEASE	September 18, 2006
SYKES ENTERPRISES, INCORPORATED ANNOUNCES SALE
OF FOUR LEASED U.S. CUSTOMER CONTACT MANAGEMENT CENTERS
AND UPDATES 2006 BUSINESS OUTLOOK
SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com
EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500
SYKES
TAMPA, FL — September 18, 2006 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NasdaqGS: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today that it has sold four U.S. customer contact management centers currently being leased by third parties.
The Company anticipates the after tax cash proceeds from the sale of these U.S. centers to approximate $14.5 million. In light of the sale and related gain, the Company has decided to make a $2.0 million donation to the Community Foundation of Tampa Bay for future charitable contributions. These transactions, coupled with the loss of rental income associated with leasing the customer contact management centers, are expected to result in a net positive earnings impact of $0.16 per diluted share in the third quarter of 2006 and $0.14 per diluted share for the full year.
As previously reported in August, the Company anticipated earnings per diluted share in the range of $0.17 to $0.20 for its third quarter of 2006 and earnings per diluted share in the range of $0.81 to $0.87 for the full year. Taking into consideration the gain on the sale of centers, the loss of rental income and the donation, the Company now anticipates earnings per diluted share for the third quarter of 2006 to be in the range of $0.33 to $0.36 and $0.95 to $1.01 for the full year.
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America and Asia Pacific) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143